EXHIBIT 99

FOR IMMEDIATE RELEASE

CONTACT:
Beth Bittle, Communications Manager
240-268-5300, ext. 307

REXAHN PHARMACEUTICALS APPOINTS CHIEF BUSINESS OFFICER

Rockville, Maryland, July 14, 2008 – Rexahn Pharmaceuticals, Inc. (AMEX: RNN), a leader in innovative therapeutics for life-threatening and life-debilitating diseases, today announced the appointment of Rick Soni as Chief Business Officer.

Rick Soni joins Rexahn from Otsuka America Pharmaceuticals, Inc. At Rexahn, he will be responsible for global business and corporate development. Mr. Soni will serve on the Company’s executive management team and will report directly to Chang Ahn, Ph.D., Chief Executive Officer. “We are pleased to welcome Rick to the senior management team of Rexahn,” said Dr. Ahn. “Rick is a proven business development executive as a leader of highly productive international teams and will be a key contributor to Rexahn’s future success by developing new partner relationships and securing new product opportunities.”

Mr. Soni brings over 20 years of marketing and business development experience in pharmaceutical industry to his new role at Rexahn. Immediately prior to joining Rexahn, he served as Director of Commercialization and Business Development at Otsuka America Pharmaceuticals, Inc., with responsibility for corporate strategy and execution of licensing and acquisition of therapeutics, diagnostics and medical devices. Previously, Rick has held variety of management positions at Novartis and Schering-Plough. Rick has a BS in Engineering and Chemistry from University of Wisconsin and an MBA from Fairleigh Dickinson University.

About Rexahn Pharmaceuticals, Inc.
Rexahn Pharmaceuticals is a biopharmaceutical company leveraging its proprietary technology platform to discover, develop and commercialize innovative treatments for cancer, central nervous system disorders, sexual dysfunction and other unmet medical needs. Rexahn’s compounds are designed to uniquely treat various disease states while significantly minimizing side effects in order to allow patients to regain their quality of life. For Additional information about Rexahn visit www.rexahn.com

Safe Harbor
This press release contains statements (including projections and business trends) that are forward-looking statements. Rexahn's actual results may differ materially from the anticipated results and expectations expressed in these forward-looking statements as a result of certain risks and uncertainties, including, Rexahn's lack of profitability, its auditor's going concern qualification and the need for additional capital to operate its business to develop its product candidates; the risk that Rexahn's development efforts relating to its product candidates may not be successful; the possibility of being unable to obtain regulatory approval of Rexahn's product candidates; the risk that the results of clinical trials may not be completed on time or support Rexahn's claims; demand for and market acceptance of Rexahn's drug candidates; Rexahn's reliance on third party researchers and manufacturers to develop its product candidates; Rexahn's ability to develop and obtain protection of its intellectual property; and other risk factors set forth from time to time in our filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date hereof; Rexahn assumes no obligation to update these forward-looking statements.